UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

April 12, 2019

PARTY CITY HOLDCO INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37344	46-0539758
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

80 Grasslands Road Elmsford, New York		10523
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (914) 345-2020

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As more fully described in the preliminary proxy statement of Party City Holdco Inc. (the “Company”) relating to its 2019 annual meeting of stockholders as filed with the Securities and Exchange Commission on April 12, 2019, the board of directors of the Company proposed amendments to the Company’s amended and restated certificate of incorporation that would declassify the board of directors so that each director would stand for election annually starting at its 2019 annual meeting of stockholders. The proposed amendments are subject to and contingent on stockholder approval at the 2019 annual meeting of stockholders.

In order to effect the declassification of the board of directors if the proposed amendments are approved by the stockholders at the annual meeting, the Company’s Class II and Class III directors – consisting of Steven Collins, William Creekmuir, James Harrison, Norman Matthews, Michelle Millstone-Shroff, Gerald Rittenberg and Morry Weiss – have agreed to submit resignations that would become effective upon the filing of the charter amendment. The resignations are solely for purposes of effecting the declassification of the board of directors if the charter amendment is approved. These directors have agreed to stand for re-election at the 2019 annual meeting if the board is declassified. Therefore, if elected to serve on the declassified board of directors at the 2019 annual meeting, all of these directors will continue on the board following the annual meeting, until the next annual meeting or their earlier resignation or removal. The conditional resignations of the Class II and Class III directors were not due to any disagreement with the Company, the board of directors or the management of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARTY CITY HOLDCO INC.

Date: April 12, 2019	By:	/s/ Michael Correale
Michael Correale
Chief Financial Officer

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